EXHIBIT 99.1

PRESS RELEASE DATED FEBRUARY 11, 2009

Spicy Pickle 2009 Corporate Update

Denver, CO – February 11, 2008 - Spicy Pickle Franchising, Inc. (OTCBB: SPKL) fast casual restaurants serving all natural premium meat and poultry and other fresh products provides this update on current business activity in both its Spicy Pickle and Bread Garden Urban Café chains.

Development has slowed considerably for the Spicy Pickle chain in the United States, but some expansion possibilities continue to exist. Bank financing for new franchise opportunities is simply not available in the current climate, and expansion will continue to be limited until capital becomes more readily available.

The following is a summary of existing expansion possibilities for the remainder of 2009 and possibly into 2010:

•	Our Houston franchisee has signed a lease for their first site and is actively pursuing additional locations. The first site will open in the spring of this year.
•	Our Las Vegas franchisee is finalizing lease negotiations for a second location.
•	After a long negotiation our San Antonio franchisee terminated their first lease when the landlord refused to accept the previously agreed to terms, and is actively looking again for a first location.
•	Our Los Angeles franchisee continues to seek a first location for this market.
•	The Naperville Illinois franchisee has signed a lease and has architectural drawings underway for the location which will open in the late spring.
•	The Chicago location in Lincoln Park, which was a Company owned restaurant was sold to a new franchisee, and they are now operating that location with improved sales due to the local ownership.
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The restaurant that closed in Sioux Falls, South Dakota is still in an operational state, and an interested party is negotiating with the bank and landlord to reopen the location if their offer is accepted.

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A new franchisee is in the Denver area is in training and plans to relocate an existing restaurant that will offer a breakfast grab & go menu due to its location near the light rail which is Denver’s commuter rail system.

2009 Contraction Development and Possibilities Include the Following:

•	The franchisee in Indianapolis has ceased operations and will not continue with any further development.
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The franchisee in San Diego has slowed development and will not move forward with any additional new restaurant locations for the time being. Currently, there are two stores operating in the San Diego area.

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The New York franchisee is working on an agreement to terminate their tenancy and close the restaurant due to its proximity to the Wall Street financial district, and is looking to possibly to transfer to another location on Long Island.

•	One store in Colorado Springs has closed as a result of layoffs in its immediate vicinity.

The Bread Garden Urban Café chain in Vancouver is not experiencing the same credit barriers to expansion, and is therefore positioned for more rapid expansion. The following is a list of Bread Garden activity in the Vancouver area:

•	A new Bread Garden Urban Café will open at the University of British Columbia no later than mid March.
•	A new space will be ready for occupancy in the Vancouver airport this spring, and is expected to open July 1, 2009 in time for the 2010 Winter Olympic Games.
•	The concession for the Kamloops Airport in British Columbia has been obtained, and the existing restaurant will be converted starting May 1, 2009 into a Bread Garden Urban Café.
•	The Bread Garden Urban Café in North Vancouver has closed and was replaced by the drive through location in nearby Cloverdale previously announced.
•	Bread Garden has signed a lease for the new Canadian Broadcasting Company Building located in downtown Vancouver which will be ready for delivery this spring.
•	We have also signed a lease at Davie and Hornby streets. Construction will be getting under way upon delivery to us on May 1, 2009.

The Bread Garden Urban Café chain continues to grow. Existing restaurants are upgrading and refreshing their menu items.

Corporate Overview

Commercial real estate prices have come down substantially which bodes well for the long term profitability of future franchisees. Those with the financial strength to move forward are now in a position to negotiate very favorable terms in prime locations. The lack of financing for current and potential franchisees continues to be a roadblock to more rapid expansion and new franchise sales.

If the new stimulus package is enacted by Congress and financing become more readily available at the local level we could return to the previous growth levels we enjoyed over the past few years. In the meantime we continue to negotiate the best food costs we can while still maintaining our standard of delivering healthy and natural products without preservatives, MSG, additives, extenders or artificial colors or flavor.  We are working on menu design that will provide choices to consumers of combinations and products that provide the same quality food but a prices that reflect the value that most consumers in the US are looking for today.

At the corporate level we continue to crunch numbers to reduce overhead.  This included layoffs in the last part of 2008, restricted travel budgets, and other cost savings measures that reduce overhead but still leave the core infrastructure in place.

Our same store sales for 2008 compared to 2007 were basically flat, down only ..02%.  However 4th quarter sales were down 8.8%, reflecting the terrible fourth quarter for retail in general.  Our sales statistics calculate sales net of sales taxes, comps and discounts and are not the only measure of performance and may not be comparable to other sales figures used by other companies.  Additionally 20 restaurants opened during 2007 alone and therefore are not included in the yearly same store sales statistics.   In our system we are much more focused on individual restaurants and cost control and marketing efforts at the local level that will establish the franchisee in his territory for the long run.  Although times are obviously difficult for almost everyone we believe that times like these are also an opportunity to work hard and establish a foothold for better times ahead.

Marc Geman, CEO of Spicy Pickle Franchising, Inc., stated, “These economic times are bringing a lot of changes. Like most restaurants and other retail operations we are, for the first time in history, managing through a period of declining sales. Retail businesses in general will continue to struggle until consumer confidence returns. In our system many of our franchisees are working harder and more creatively to enhance sales and catering opportunities. We are working on efficiencies in the distribution system, store design, operations and other areas to bring costs down.

“We have reduced the start up costs for the restaurants going into construction and have reduced labor costs by reorganizing the kitchen line.  The new designs have been tested in one of our corporate restaurant in Denver and we will continue to build in efficiencies that will enhance margins to help offset lowered revenue expectations while maintaining excellent customer service.”

Currently, there are 50 Spicy Pickle and Bread Garden Urban Café restaurants operating in British Columbia and 13 different states.

Our investors and shareholders are always welcome to call or write in for additional information.

About Spicy Pickle™:

Founded in 1999, Spicy Pickle Franchising, Inc. (OTCBB: SPKL) serves high quality meats and fine artisan breads, baked fresh daily, along with a wide choice of eight different cheeses, twenty-two different toppings, and fourteen proprietary spreads to create healthy and delicious panini and sub sandwiches with flavors from around the world. As a leading "fast-casual" concept, Spicy Pickle offers menu items that are far beyond traditional fast food but without the price point of casual dining. The hallmark of a Spicy Pickle® restaurant is quality, service and an enjoyable atmosphere. The company is headquartered in Denver, Colorado, with restaurants open or under construction across 13 states and more in development nationwide.  Spicy Pickle Franchising, Inc. also operates as franchisor for Bread Garden Urban Cafés, a concept with restaurants in the metropolitan Vancouver, Canada area.  Bread Garden Urban Cafés serve coffee, pastries and breakfast items as well as lunch and dinner along with a wide variety of desserts. To find out more about Spicy Pickle (OTCBB: SPKL), visit our website at www.spicypickle.com/.

Forward-Looking Statements:

Certain statements in this press release, including statements regarding the number of restaurants we intend to open, are forward-looking statements. We use words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified franchisees and employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our franchisees and employees, and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports.

Company Contact:
Marc Geman
Spicy Pickle Franchising, Inc.
marc@SpicyPickle.com
www.spicypickle.com
(303) 297-1902